EXHIBIT 10.25

KEYCORP DIRECTORS’ DEFERRED SHARE SUB-PLAN

(September 18, 2013)

ARTICLE I

PURPOSE

The KeyCorp Directors’ Deferred Share Sub-Plan (“Sub-Plan”) has been established as a sub-plan under the KeyCorp 2013 Equity Compensation Plan (“Equity Compensation Plan”). The Sub-Plan is a successor to the KeyCorp Directors’ Deferred Share Plan, adopted as of December 31, 2008 (the “Prior Plan”), which terminated in its entirety effective on May 16, 2013, the date that the Corporation’s shareholders approved the Equity Compensation Plan (provided that all outstanding awards under the Prior Plan as of such date shall remain outstanding and shall be administered and settled in accordance with the terms of the Prior Plan). The purpose of the Sub-Plan is to attract, retain and compensate highly qualified individuals to serve as Directors and to align the interests of Directors with the shareholders of the Corporation further and thereby promote the long-term success and growth of the Corporation. The Sub-Plan is hereby amended and restated in its entirety as set forth herein, effective as of September 18, 2013.

ARTICLE II

DEFINITIONS

Capitalized terms used in the Sub-Plan but not defined herein shall have the same meanings as defined in the Equity Compensation Plan. In addition to those terms and the terms defined in Article I hereof, the following terms shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:

(a)	“Account”: The meaning set forth in Section 4.3.

(b)	“Beneficiary” or “Beneficiaries”: The person or persons designated by a Director in accordance with the Sub-Plan to receive payment of the Director’s unpaid Deferred Shares and the Director’s Account in the event of the death of the Director.

(c)	“Beneficiary Designation”: An agreement in substantially the form adopted and modified from time to time by the Corporation pursuant to which a Director may designate a Beneficiary or Beneficiaries.

(d)	“Change of Control”: Notwithstanding any provision of the Equity Compensation Plan, a Change of Control shall be deemed to have occurred if and only if, under any rabbi trust arrangement maintained by the Corporation (the “Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust to secure the payment of any Deferred Shares or Account balances because a “Change of Control,” as defined in the Trust, has occurred on or after the effective date of the Sub-Plan; provided that the Change of Control transaction also constitutes the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Section 409A of the Code.

(e)	“Change of Control Election”: The meaning set forth in Section 6.1.

(f)	“Deferral Period”: The meaning set forth in Section 3.2(a).

(g)	“Deferred Shares”: A right to receive Common Shares or the equivalent cash value thereof granted pursuant to Section 11 of the Equity Compensation Plan and Article III of this Sub-Plan.

(h)	“Election Agreement”: The written election to defer payment of Fees and/or Deferred Shares in accordance with Section 3.2(b) or Article IV signed in writing by the Director and in the form provided by the Corporation. Election Agreements shall be irrevocable.

(i)	“Fees”: The fees earned as Director.

(j)	“Nominating and Corporate Governance Committee”: The Nominating and Corporate Governance Committee of the Board or any successor committee designated by the Board.

(k)	“Participant”: Any Director who has at any time elected to defer the receipt of his or her Fees and/or Deferred Shares in accordance with the terms of the Sub-Plan.

(l)	“Retainer”: The portion of a Director’s annual cash compensation that is payable on a current basis without regard to the number of Board or committee meetings attended or committee positions.

(m)	“Second Director Plan”: The KeyCorp Second Director Deferred Compensation Plan, as the same may be amended from time to time.

(n)	“Settlement Date”: The date on which the three-year Deferral Period with respect to an award of Deferred Shares ends, provided that the Director has not elected to defer payment of his or her Deferred Shares pursuant to Section 3.2(b).

(o)	“Year”: The calendar year.

ARTICLE III

ANNUAL DEFERRED SHARE AWARDS

3.1 Annual Awards. Each Director shall receive, after the date of approval of the Equity Compensation Plan by the Corporation’s shareholders in 2013, and each Year thereafter, an annual award of Deferred Shares. The number of Deferred Shares to be awarded shall be equal to a number of Common Shares having an aggregate Fair Market Value as of the date of the award equal to 200% of the Director’s Retainer, unless a lesser number of Deferred Shares is determined by the Nominating and Corporate Governance Committee. To the extent that the application of any formula in computing the number of Deferred Shares to be granted would result in fractional shares of stock, the number of shares shall be rounded down to the nearest whole share. Unless the Nominating and Corporate Governance Committee from time to time determines another date for the annual award due to unusual circumstances or otherwise, beginning with the annual award made during 2014, such annual award shall be made on the day of the Corporation’s annual meeting of shareholders, in accordance with the Corporation’s normal equity granting policies and only to those Directors serving as of the conclusion of such annual meeting. At the time of making the annual award, the Nominating and Corporate Governance Committee shall determine, in its sole discretion, whether Deferred Shares shall be payable in the form of Common Shares (with fractional shares being rounded down to the nearest whole share), cash, or a combination of Common Shares and cash.

3.2 Deferral Period.

(a)	Minimum Three-Year Deferral Period. Each grant of Deferred Shares shall be subject to a required deferral period (a “Deferral Period”) beginning on the Deferred Shares’ grant date and ending on the earlier of the third anniversary of such grant date or the date of the Corporation’s annual meeting of shareholders that occurs in the third Year following the Year in which such grant date occurs (the “Vesting Date”); provided, however, that the Deferral Period will end (and the Deferred Shares will become fully vested) prior to the Vesting Date (i) in the event of a Change of Control pursuant to a Director’s Change of Control Election as provided in Section 6.1(a); (ii) if the Director dies; or (iii) if the Director’s service as a Director is terminated (unless the termination follows a Change of Control and the Director has elected in a Change of Control Election to receive his or her Deferred Shares pursuant to Section 6.1(c)).

(b)	Directors’ Option to Defer Payment of Deferred Shares. Notwithstanding Section 3.2(a), a Director may elect, during the period specified by the Corporation in accordance with this Section 3.2(b) and Section 409A of the Code, to defer the payment of his or her Deferred Shares. Any deferral election pursuant to this Section 3.2(b) shall specify (x) the date on which the Deferred Shares shall be distributed, which shall be the first day of a calendar quarter commencing after the end of the Deferral Period, (y) whether the distribution of Deferred Shares is to be paid in its entirety or whether Deferred Shares shall be paid in installments, and (z) if in installments, the number of annual installments (not to exceed 10). Deferred Shares being deferred pursuant to this Section 3.2(b) will be paid in the form (cash or Common Shares) originally granted. Any deferral of Deferred Shares pursuant to an election under this Section 3.2(b) will become effective at the conclusion of the applicable Deferral Period.

(i)	With respect to any Deferred Shares granted after 2013, any such election shall be made no later than December 31 of the Year ending immediately prior to the Year in which the Deferred Shares are granted and shall result in the crediting of the applicable Deferred Shares to the Director’s Account maintained under Article IV of this Sub-Plan.

(ii)	With respect to any Deferred Shares granted prior to 2014, any such election shall be made no later than twelve full calendar months prior to the close of the applicable Deferral Period and shall result in the transfer of the applicable Deferred Shares into the Common Shares Account maintained for the Director under the Second Director Plan or the Director’s Account maintained under Article IV of this Sub-Plan, as the case may be.

(c)	Evergreen Deferral Election. Once a Director elects under Section 3.2(b) of this Sub-Plan to defer Deferred Shares into his or her Account maintained under Article IV of this Sub-Plan (or, as applicable, to transfer such Deferred Shares into the Common Shares Account maintained for the Director under the Second Director Plan), his or her deferral election will continue to be effective from Year to Year to the extent provided in this Section 3.2(c).

(i)	Any election with respect to Deferred Shares granted after 2013 will continue to be effective from Year to Year with respect to Deferred Shares granted after such Year and the Deferred Shares granted in subsequent Years will also be credited to the Director’s Account maintained under Article IV of this Sub-Plan in accordance with such election, unless and until the election is revoked or modified, on a form provided by the Corporation, in accordance with this Section 3.2(c)(i). To revoke or modify an evergreen deferral election under this Section 3.2(c)(i) with respect to Deferred Shares otherwise granted in a particular Year, the Director’s revocation or modification of his or her evergreen election shall be delivered to the Corporation during the period specified by the Corporation and no later than December 31 of the Year ending immediately prior to the Year in which the Deferred Shares are granted.

(ii)	Any election with respect to Deferred Shares granted prior to 2014 will continue to apply to such Deferred Shares for which the applicable three-year Deferral Period lapses after 2013, and such Deferred Shares will be transferred to the Director’s Common Shares Account maintained under the Second Director Plan in accordance with such election, unless and until the election is revoked or modified, on a form provided by the Corporation, in accordance with this Section 3.2(c)(ii). No such election shall have any effect upon Deferred Shares granted after 2013. To revoke or modify an evergreen deferral election under this Section 3.2(c)(ii) with respect to Deferred Shares otherwise granted in a particular Year, the Director’s revocation or modification of his or her evergreen election shall be delivered to the Corporation during the period specified by the Corporation and no later than twelve full calendar months prior to the date on which the applicable Deferral Period ends.

(d)	No Rights During Deferral Period. During the Deferral Period, the Director shall have no right to transfer any rights under his or her Deferred Shares and shall have no other rights of ownership therein.

3.3 Dividend Equivalents. Each award of Deferred Shares will provide for dividend equivalents, such that, on the date of the Corporation’s dividend payment, each participating Director will be credited with a number of additional Deferred Shares (including fractional shares) equal to the amount of cash dividends paid by the Corporation on the number of outstanding Deferred Shares divided by the Fair Market Value of one Common Share on that date. Such dividend equivalents, which shall likewise be credited with dividend equivalents, shall be deferred until the end of the Deferral Period for the Deferred Shares with respect to which the dividend equivalents were credited and, if the Director has so elected, pursuant to Section 3.2(b), such dividend equivalents shall be credited to the Director’s Account maintained under Article IV of this Sub-Plan.

3.4 Payment of Deferred Share Awards. Except as otherwise provided pursuant to a Director’s election to defer payment of his or her Deferred Shares in accordance with Section 3.2(b), each Director’s Deferred Shares (including dividend equivalents) shall be shall be paid after the conclusion of the applicable Deferral Period in accordance with this Section 3.4.

(a)	Settlement Date. A Director, or in the event of such Director’s death, his or her Beneficiary, shall be entitled to payment of such Director’s Deferred Shares following such Director’s Settlement Date.

(b)	Time and Form of Distribution. As soon as practicable following the Settlement Date, but in no event later than 90 days following the Director’s Settlement Date, the Corporation shall pay each outstanding award of Deferred Shares to the Director or, in the case of the death of the Director, his or her Beneficiary. Such distribution shall be made in a lump sum in the form determined pursuant to Section 3.1. If payment of Deferred Shares is made in the form of Common Shares, the Corporation will provide procedures to facilitate the sale of such Common Shares following distribution upon the request of the Director. If payment of Deferred Shares is made in cash, the amount distributed shall be equal to the Fair Market Value on the Settlement Date.

(d)	Fractional Shares. The Corporation will not be required to issue any fractional Common Shares pursuant to this Sub-Plan.

3.5 Shares Subject to Sub-Plan. The Common Shares which may be delivered to Directors upon payment of their Deferred Shares shall be issued or delivered under the Equity Compensation Plan, or any successor equity compensation plan maintained by the Corporation and approved by its shareholders. Any Common Shares delivered to Directors by a trust that is treated as a “grantor trust” within the meaning of Sections 671-679 of the Code shall be treated as delivered by the Corporation pursuant to this Sub-Plan.

3.6 Adjustments. The number of Deferred Shares granted to a Director hereunder, and the kind of shares covered thereby, are subject to adjustment as provided in Section 15 of the Equity Compensation Plan (or the corresponding provision of any successor equity compensation plan maintained by the Corporation and approved by its shareholders under which Common Shares may be delivered pursuant to this Sub-Plan).

3.7 Death of a Director. Notwithstanding anything to the contrary contained in this Sub-Plan, and except in the case of Deferred Shares deferred pursuant to Section 3.2(b), in the event of the death of a Director, the three-year Deferral Period will be deemed to have ended, and the Settlement Date will be deemed to have occurred, on the date of the Director’s death. The Director’s Deferred Shares shall be paid as soon as practicable following the Settlement Date, but in no event later than 90 days following the Settlement Date, to the Beneficiary or Beneficiaries designated on the Director’s Beneficiary Designation or, if no such designation is in effect or no Beneficiary is then living, then to the Director’s estate.

ARTICLE IV

DEFERRAL OF FEES; ACCOUNTS

4.1 Election to Defer Fees. Any Director may elect to defer (i) payment of his receipt of all or a specified portion of his or her Fees for any Year in accordance with this Section 4.1 with such deferred Fees deemed invested in KeyCorp Common Shares. A Director who desires to defer the payment of all or a portion of his or her Fees for any Year must complete and deliver an Election Agreement to the Corporation during the period specified by the Corporation and no later than the last day of the Year prior to the Year in which the Fees will be earned by the Director; provided, however, that any Director hereafter elected to the Board of Directors of the Corporation or a subsidiary who was not previously a Participant in the Sub-Plan may make an election to defer the payment of Fees for the Year in which he or she is elected to the Board of Directors by delivering the Election Agreement to the Corporation within 30 days of first becoming a Director (or during such shorter period as may be specified by the Corporation), with any such Election Agreement being effective with respect to Fees earned commencing after the date that the Election Agreement becomes irrevocable.

4.2 Amount of Fees Deferred; Date of Deferral. A Participant shall designate on the Election Agreement (a) the amount of his or her Fees that are to be deferred under this Sub-Plan for any Year, (b) the date on which the deferred Fees shall be distributed, (c) whether the distribution of deferred Fees is to be paid in its entirety or whether such Fees shall be paid in installments, and (d) if in installments, the number of annual installments (not to exceed 10). Deferrals shall be until the earlier to occur of: (x) the date specified by the Participant, or (y) the date of death of the Participant, at which time payment of the amount deferred shall be made in accordance with Section 4.4 or Section 6.1. A Participant may not select more than one date in each Election Agreement upon which distribution shall be made or when installments shall begin. Distribution dates shall be the first business day of a calendar quarter.

4.3 Account. The Corporation shall maintain a bookkeeping account for each Participant to which shall be credited (a) the amount of Fees deferred by the Participant pursuant to this Article IV, (b) the Deferred Shares deferred by the Participant pursuant to Section 3.2(b) of this Sub-Plan, and (c) dividend equivalents credited in accordance with this Sub-Plan. (an “Account”). All amounts credited to a Director’s Account shall be credited in the form of notional Common Shares. With respect to deferred Fees, as of the last business day of any quarter, there shall be added to each Account the number of Common Shares (whole and fractional, rounded to the nearest one-hundredth of a share) equal to the dollar amount of deferred Fees payable for such quater plus all dividends payable during such quarter on the Common Shares credited to the Account on the first day of such quarter divided by the Fair Market Value of the Common Shares at the close of business on the last business day of such quarter.

4.4 Payment of Account; Period of Deferral. The balance of a Participant’s Account shall be paid to the Participant in a single payment and/or in a number of individual, substantially equal consecutive annual installments (not to exceed 10), as elected by the Participant in his or her Election Agreement. Distributions of deferred Fees shall be made in Common Shares, and distributions of deferred Deferred Shares shall be made as described in Section 3.2(b). The amount of the Account remaining after payment of each individual installment shall continue to be valued in accordance with Section 4.5 of this Article. Full payment or the first annual installment, as the case may be, shall be made in accordance with the terms of the Participant’s Election Agreement as soon as administratively practicable following the Participant’s designated payment date, but in any event no later than 90 days following the date (i) on which the Participant has elected to commence distribution of his or her Account, or (ii) of the Participant’s death. Any installment payment shall be made pro rata.

The election as to the time for and method of payment of the amount of the Account relating to Fees deferred for a particular Year shall be made on the Election Agreement(s) and thereafter shall not be altered except as provided in Article VI of this Sub-Plan.

In the event that a Participant elects to receive installment payments under this Section 4.4,

(a)	The amount of the distribution from the Account shall be valued based on the Fair Market Value of the Common Shares on the last business day of the quarter immediately prior to the distribution date;

(b)	The amount of each installment shall be determined by dividing the value of the Account by the number of installments remaining to be paid to the Participant.

4.5 Valuation of the Account. Each Participant’s Account shall be valued as of the last day of each quarter until payment of the Participant’s Account is made in full. The Corporation shall ascertain the number of shares in the Account (whole and fractional, rounded to the nearest one-hundredth of a share) after taking into account dividend equivalents credited to the Account and deemed reinvested in Common Shares and distributions from the Account under this Article, based on the Fair Market Value of the Common Shares on the last business day of such quarter. Automatically and without further action by the Corporation, in the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares, or a similar corporate change, appropriate adjustments in the number and kind of shares credited to a Participant’s Account shall be made by the Corporation to reflect such change.

4.7 Statement. Each Participant shall receive a statement of his or her Account not less than annually.

4.8 Change of Control.

(a)	Adjustments. Notwithstanding any other provision of the Sub-Plan to the contrary, in the event of a Change of Control, no amendment or modification of this Sub-Plan may be made at any time on or after such Change of Control (i) to reduce or modify a Participant’s Pre-Change of Control Account Balance, (ii) to reduce or modify the method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, or (iii) to reduce or modify the Participant’s deferrals to be credited to the Participant’s Account for the applicable deferral period. For purposes of this Section 4.8, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Participant, the aggregate amount of such Participant’s prior deferrals with all earnings, gains, and losses thereon which are credited to the Participant’s Account through the close of the Year in which such Change of Control occurs.

(b)	Common Stock Conversion. In the event of a Change of Control in which the Common Shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or as a result of the consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause each Participant’s Account to reflect the securities, cash and other property to be received in such reorganization, reclassification, consolidation, merger or sale on the balance in the Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Account shall reflect all dividends, interest, earnings and losses attributable to such securities, cash, and other property.

(c)	Amendment in the Event of a Change of Control. On or after a Change of Control, the provisions of this Article IV may not be amended or modified as such provisions apply to the Participants’ Pre-Change of Control Account Balances.

4.10 Death of a Participant. In the event of the death of a Participant, the amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries designated in writing signed by the Participant in the form provided by the Corporation; in the event there is more than one Beneficiary, such form shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant; in the absence of any such designation, payment from the Account shall be divided equally among all other Beneficiaries. Unless a Participant elects otherwise, in the event of the Participant’s death after December 31, 2014, payment of the Participant’s Account shall be made in a single lump sum to the Participant’s Beneficiary(ies).

ARTICLE V

BENEFICIARY DESIGNATION

5.1 Beneficiary Designation. Each Director shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Sub-Plan shall be paid in the event of the Director’s death prior to payment of the Director’s Deferred Shares or the Director’s Account. Each Beneficiary Designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Director’s lifetime.

5.2 Changing Beneficiary. Any Beneficiary Designation may be changed by the Director without the consent of the previously named Beneficiary by the Director’s filing of a new Beneficiary Designation with the Corporation. The filing of a new Beneficiary Designation shall cancel all Beneficiary Designations previously filed by the Director.

ARTICLE VI

ACCELERATION

6.1 Change of Control. Notwithstanding anything to the contrary contained in this Sub-Plan, upon the occurrence of a Change of Control, a Director shall be entitled to receive from the Corporation the payment of his or her Deferred Shares and the balance of his or her Account in the manner selected as follows: Not later than 30 calendar days after the date a person first becomes a Director, a Director shall be entitled to make an election which will be applicable in the event of a Change of Control (the “Change of Control Election”). For purposes of clarity, notwithstanding any other provision of the Sub-Plan to the contrary, a Director’s Change of Control Election in effect immediately prior to September 18, 2013 shall continue in effect on and after such date. The Change of Control Election will provide the following payment alternatives to a Director in the event of a Change of Control:

(a)	upon the occurrence of a Change of Control, the entire amount of the Director’s Deferred Shares and the balance of the Director’s Account will be immediately paid in full, regardless of whether the Director continues as a Director after the Change of Control;

(b)	upon and after the occurrence of a Change of Control and in accordance with Section 3.2(a), the entire amount of the Director’s Deferred Shares and the balance of the Director’s Account will be immediately paid in full if and when the Director’s service as a Director is terminated within two years after the Change of Control; or

(c)	upon the occurrence of a Change of Control, the payment elections specified by the Director prior to the Change of Control shall govern irrespective of the Change of Control.

6.2 Hardship. In the event of an unforeseeable emergency, the Corporation may accelerate the payment of all or any portion of the Director’s Deferred Shares and the Director’s Account to the Director, but only up to the amount necessary to meet the emergency. For purposes of this Section 6.2, the term “unforeseeable emergency” shall mean a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), the loss of the Director’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The determination of an unforeseeable emergency and the ability of the Corporation to accelerate payment of the Director’s Deferred Shares and the Director’s Account shall be determined in accordance with the requirements of Section 409A of the Code and the applicable regulations issued thereunder. Payment of the Director’s Deferred Shares and the Director’s Account shall be limited only to such amount as is necessary to satisfy the emergency, which shall include all applicable taxes owed or to be owed by the Director as a result of the distribution.

6.3 Small Accounts. Notwithstanding any other provision of this Sub-Plan, the Corporation may, to the extent permitted under Section 409A of the Code, accelerate payment of a Director’s Account if, at any time, the balance of the Director’s Account (and the value of any other nonqualified deferred compensation arrangement that is aggregated with the Director’s Account under Treasury Regulation Section 1.409A-1(c)) is less than or equal to the applicable dollar amount then in effect under Section 402(g)(1)(B) of the Code.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

7.1 Administration. Notwithstanding any provision of the Equity Compensation Plan, the Sub-Plan shall be administered by the Corporation. The Corporation shall have such powers as may be necessary to discharge its duties hereunder. The Corporation may, from time to time, employ, appoint or delegate to an agent or agents (who may be an officer or officers of the Corporation) and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Corporation. No agent appointed by the Corporation to perform administrative duties hereunder shall be liable for any action taken or determination made in good faith. All elections, notices and directions under the Sub-Plan by a Director shall be made on such forms as the Corporation shall prescribe.

7.2 Amendment and Termination. Notwithstanding any provision of the Equity Compensation Plan, the Nominating and Corporate Governance Committee may alter or amend this Sub-Plan from time to time or may terminate it in its entirety; provided, however, that no such action, except for an acceleration of benefits, shall, without the consent of a Director, impair the Director’s rights with respect to the amount credited to the Director’s Account or with respect to any Deferred Shares issued or to be issued to such Director under the Sub-Plan; and further provided, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the principal exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of this Sub-Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits through plans or other arrangements that are not subject to shareholder approval unless otherwise limited by applicable law or stock exchange rules.

ARTICLE VIII

FINANCING OF BENEFITS

8.1 Financing of Benefits. The Deferred Shares and the balance of a Director’s Account payable under the Sub-Plan to a Director or, in the event of his or her death, to his or her Beneficiary, shall be paid by the Corporation from its general assets, including treasury shares. The right to receive payment of the Deferred Shares or an Account balance represents an unfunded, unsecured obligation of the Corporation.

8.2 Security for Benefits. Notwithstanding the provisions of Section 8.1, nothing in this Sub-Plan shall preclude the Corporation from setting aside Common Shares or funds in a so-called “grantor trust” pursuant to one or more trust agreements between a trustee and the Corporation. However, no Director or Beneficiary shall have any secured interest or claim in any assets or property of the Corporation or any such trust and all Common Shares or funds contained in such trust shall remain subject to the claims of the Corporation’s general creditors.

ARTICLE IX

GENERAL PROVISIONS

9.1 Governing Law. The provisions of this Sub-Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

9.2 Shareholder Approval. Notwithstanding the foregoing provisions of the Sub-Plan, no Common Shares shall be issued or transferred pursuant to the Sub-Plan before the date of the approval of the Equity Compensation Plan by the Corporation’s shareholders.

9.3 Miscellaneous. Headings are given to the sections of this Sub-Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Sub-Plan or any provisions thereof.

9.4 No Right to Continue as Director. Neither the Sub-Plan, nor the granting of Deferred Shares nor any other action taken pursuant to the Sub-Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

9.5 Compliance with Section 409A Requirements. The Sub-Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Sub-Plan shall be administered in a manner consistent with those provisions. Notwithstanding any provision of the Sub-Plan to the contrary, no otherwise permissible election, deferral, accrual, transfer or distribution shall be made or given effect under the Sub-Plan that would result in a violation of Section 409A of the Code.

9.6 Elections Under Prior Plan. Each Director’s Account hereunder shall remain subject to the same Change of Control elections, elections under Section 4.2(b) of the Prior Plan that are described in Sections 3.2(b)(ii) and 3.2(c)(ii) of this Sub-Plan to transfer the Deferred Shares to the Director’s Common Shares Account under the Second Director Plan, and Beneficiary Designations that were controlling under the Prior Plan immediately prior to the approval of the Equity Compensation Plan by the Corporation’s shareholders for the remainder of the period or periods for which such elections or designations are by their original terms applicable or, in the case of Beneficiary Designations and elections under Section 4.2(b) of the Prior Plan that are described in Sections 3.2(b)(ii) and 3.2(c)(ii) of this Sub-Plan, until such time as such designations and elections are revoked or modified or otherwise cease to be effective in accordance with this Sub-Plan.